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                                     THE NARRAGANSETT ELECTRIC COMPANY
                             Computation of Ratio of Earnings to Fixed Charges
                                              (SEC Coverage)
                                                (Unaudited)

                                                                Years Ended December 31,
                                                               ------------------------------------------------------------
                                                  1998       1997         1996      1995        1994
                                                  ----       ----         ----      ----        ----
                                                                     (In Thousands)
Net Income                                      $32,253     $27,932     $22,954    $23,910     $14,589
----------

Add income taxes and fixed charges
----------------------------------
  Current federal income taxes                   19,312      14,185       6,918      7,212       1,020
  Deferred federal income taxes                  (2,212)         79       4,675      3,512       3,930
  Investment tax credits - net                     (489)       (495)       (498)      (503)       (508)
  Interest on long-term debt                     14,925      16,179      17,205     16,627      14,334
  Interest on short-term debt and other           3,615       2,475       2,883      3,663       2,897
                                                -------     -------     -------    -------     -------
Net earnings available for fixed charges        $67,404     $60,355     $54,137    $54,421     $36,262
                                                -------     -------     -------    -------     -------
Fixed charges:
  Interest on long-term debt                    $14,925     $16,179     $17,205    $16,627     $14,334
  Interest on short-term debt and other           3,615       2,475       2,883      3,663       2,897
                                                -------     -------     -------    -------     -------
        Total fixed charges                     $18,540     $18,654     $20,088    $20,290     $17,231
                                                =======     =======     =======    =======     =======

Ratio of earnings to fixed charges                 3.64        3.24        2.69       2.68        2.10
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